Exhibit 99.1

CONTACT:	John McNamara
Director - Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR PARTNERS L.P. REPORTS OPERATING

AND FINANCIAL RESULTS FOR SECOND QUARTER 2016

•	Continuing efforts to strengthen salesforce and drive pre-need sales

•	Entered into a new $210 million revolving credit facility, representing a $30 million increase from previous facility

•	Declared a quarterly cash distribution of $0.66 per limited partner unit

•	Results will be discussed on a conference call at 11 a.m. ET on Friday, August 5, 2016

TREVOSE, PA – August 5, 2016 —StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”) has reported operating and financial results for the second quarter 2016.

Second Quarter Summary

•	On a GAAP basis, the Partnership generated a net loss of $9.1 million for the second quarter 2016 compared with a net loss of $4.8 million for the prior year second quarter, an unfavorable change of $4.3 million. The change in earnings is primarily attributable to reduced trust-related investment income of $4.3 million and a $0.8 million decrease in cemetery margin, partially offset by improvements of $0.7 million in both corporate overhead and funeral home margin.

•	Adjusted EBITDA(1), a non-GAAP measure, was $23.0 million for the second quarter 2016, a decrease of $3.6 million compared to $26.6 million for the prior year second quarter. The change in Adjusted EBITDA was primarily attributable to a $6.4 million decrease in non-GAAP trust-related investment income(1) primarily due to an almost $8.0 million decline in realized gains and a $0.4 million decrease in non-GAAP cemetery margin(1) due principally to a decrease in at-need sales. Partially offsetting these declines was a $2.0 million decrease in non-GAAP corporate overhead expenses resulting from lower labor costs and professional fees and a $1.0 million increase in non-GAAP funeral home margin(1) arising from contributions from recent acquisitions and lower same store expenses.

•	Distributable cash flow(1), a non-GAAP measure, was $16.8 million for the second quarter 2016 compared with $19.6 million for the prior year second quarter, a decrease of $2.8 million. The change in distributable cash flow was primarily attributable to a $3.6 million decrease in Adjusted EBITDA partially offset by a $0.8 million decrease in maintenance capital expenditures.

•	On August 4, 2016, the Partnership entered into a new, $210 million revolving credit facility, replacing its previously existing $180 million facility. The new facility, which has a current maturity date of December 1, 2020, includes significant improvements to the previous facility, including an accordion feature which allows the facility to be increased up to $310 million and a reduction of interest rates on borrowings between 0.75% and 1.00% annually, among other items.

(1)	These non-GAAP financial measures are used internally by the Partnership to measure Partnership operating performance, and management believes that they are relevant and helpful to investors in understanding that performance. A reconciliation of non-GAAP financial measures with the most directly comparable financial measures presented in accordance with GAAP is provided in the Financial and Operating Highlights table of this release (please see footnotes 1 and 3 to such table). Non-GAAP financial measures used by the Partnership should not be considered as alternatives to GAAP financial measures, and you should not consider such non-GAAP financial measures in isolation or as a substitute for the Partnership’s results as reported under GAAP.

•	As previously announced, the Partnership declared a $0.66 distribution for the second quarter, our 47th consecutive quarterly distribution. Management of the Partnership believes that demographic trends and improved operational execution will continue to support the maintenance of the current distribution.

Larry Miller, StoneMor’s President and CEO, commented, “While pre-need sales in our cemetery division rebounded strongly from the prior two quarters, they are not yet at levels we anticipated and were a significant driver of our shortfall to previously announced guidance for the period.

“We decided last year to focus our efforts on ensuring we have the highest quality salesforce possible and reducing salesforce turnover to better drive sales. In order to achieve these goals and be well positioned for future growth, we made structural changes which resulted in the elimination of our underperforming sales professionals. Because of our increased selectivity in filling these vacancies, headcount was slow to ramp, resulting in fewer salespeople engaging customers and pre-need sales falling below acceptable levels. The corrective action we are taking to improve overall sales performance is taking longer than we expected to implement and yield results. We expect to announce additional measures in the coming weeks and once our salesforce returns to its optimal size and strength, we expect pre-need sales to return to targeted growth levels.

“In addition, we initiated a program early this year designed to take advantage of the scale we have achieved through our growth acquisition program. Through both enhanced efficiency and leveraging of our position as an industry leader, we have reduced annual operating and overhead costs by $2.5 million year-to-date, with an additional $5.0 million of savings to be announced in the next few weeks. These actions will help assure our ability to achieve our revised full year guidance of $100 million to $110 million of Adjusted EBITDA(1) for 2016.”

Financial Highlights

	Three Months Ended June 30,
	2016	2015
	(in thousands, except per unit data)
Revenues	$75,549	$80,825
Net loss	$(9,079)	$(4,848)
Adjusted EBITDA(2)	$22,957	$26,627
Distributable Available Cash(2)	$30,288	$26,013
Cash Distributions	$23,316	$18,349
per unit	$0.66	$0.65

	At June 30,
	2016	2015
Backlog(3)	$640,833	$591,547

•	Net loss for the second quarter 2016 of $9.1 million compared to $4.8 million for the prior year second quarter. Losses in both periods were driven principally by deferral of revenues, cost of goods sold and selling expenses associated with the Partnership’s pre-need sales, while other period operating costs, such as cemetery and general and administrative expenses, were expensed as incurred. In addition, investment income (GAAP) from trusts declined by $4.3 million in the second quarter 2016 compared with the prior year period.

•	Adjusted EBITDA(2) a non-GAAP financial measure, of $23.0 million for the second quarter 2016 compared with $21.9 million in the first quarter of 2016 and $26.6 million for the prior year second quarter.

(1)	With respect to the 2016 guidance, the Partnership is not able to provide a reconciliation of this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure because not all of the information necessary for such quantitative reconciliation is available to the Partnership without unreasonable efforts due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible.
(2)	These non-GAAP financial measures are used internally by the Partnership to measure Partnership operating performance, and management believes that they are relevant and helpful to investors in understanding that performance. A reconciliation of non-GAAP financial measures with the most directly comparable financial measures presented in accordance with GAAP is provided in the Financial and Operating Highlights table of this release (please see footnotes 1 and 3 to such table). Non-GAAP financial measures used by the Partnership should not be considered as alternatives to GAAP financial measures, and you should not consider such non-GAAP financial measures in isolation or as a substitute for the Partnership’s results as reported under GAAP.
(3)	Amounts as of period end. Backlog is defined as deferred revenues and investment income less deferred selling and obtaining costs. It does not include deferred unrealized gains and losses and other-than-temporary impairment on merchandise trust assets.

•	Distributable Available Cash(1), a non-GAAP financial measure, of $30.3 million for the second quarter 2016 compared with $29.0 million in the first quarter of 2016 and $26.0 million for the prior year second quarter, a 16.5% increase.

•	Backlog(2) increased by $49.3 million, or 8.3% compared with June 30, 2015.

Operating Highlights

Cemetery Operations

•	Cemetery contracts written for the second quarter 2016 were 28,365 compared to 26,031 in the first quarter 2016 and 30,227 in the prior year second quarter.

•	GAAP cemetery margin was $1.2 million for the second quarter 2016, a decrease of $0.8 million compared to the second quarter 2015. GAAP cemetery margin percentage was approximately 2% for the second quarter 2016, compared with 4% in the prior year second quarter. Non-GAAP cemetery margin(1) was $15.2 million for the second quarter 2016 compared with $15.6 million for the prior year second quarter, a decrease of $0.4 million due principally to lower at-need sales, partially offset by lower cemetery costs due to cost reduction initiatives. Non-GAAP cemetery margin percentage was approximately 22% for the second quarter 2016, compared with 21% in the prior year second quarter.

•	GAAP cemetery margin (same store) was $1.0 million for the second quarter 2016, a decrease of $1.0 million compared with the second quarter 2015. Non-GAAP cemetery margin(1) (same store) was $14.6 million, compared to $15.6 million for the second quarter 2015.

Funeral Home Operations

•	Funeral home calls for the second quarter 2016 were 4,219 compared with 3,778 in the prior year period.

•	GAAP funeral home margin was $2.0 million for the second quarter 2016, an increase of $0.7 million compared to the second quarter 2015. GAAP funeral home margin percentage was approximately 14% for the second quarter 2016, compared with 10% in the prior year second quarter. Non-GAAP funeral home margin(1) was $4.1 million for the second quarter 2016 compared with $3.1 million for the prior year second quarter, an increase of $1.0 million due principally to contributions from recent acquisitions. Non-GAAP funeral home margin percentage was approximately 23% for the second quarter 2016, compared with 19% in the prior year second quarter.

•	GAAP funeral home margin (same store) was $1.8 million for the second quarter 2016, an increase of $0.4 million compared with the second quarter 2015. Non-GAAP funeral home margin(1) (same store) was $3.5 million, compared to $3.2 million for the second quarter 2015.

Trust Investment Income

•	GAAP trust investment income was $4.8 million for the second quarter 2016, a decrease of $4.3 million compared to the second quarter 2015. Non-GAAP trust investment income(1) was $9.2 million for the second quarter 2016 compared with $15.6 million for the prior year second quarter. The decline in non-GAAP investment trust income was largely the result of an almost $8.0 million decrease in realized gains between periods, partially offset by higher returns on invested funds.

•	Trust investment returns, including realized gains and losses and dividends (excluding realized gains on perpetual care trusts), net of fees, were 1.3% (5.1% annualized) for the second quarter 2016, compared with 1.9% (7.5% annualized) for the prior year second quarter.

(1)	These non-GAAP financial measures are used internally by the Partnership to measure Partnership operating performance, and management believes that they are relevant and helpful to investors in understanding that performance. We define non-GAAP Cemetery margin as cemetery revenues less cost of goods sold, cemetery, selling and general and administrative expenses, including certain revenues and expenses which are deferred under GAAP, as well as excluding certain GAAP revenues and expenses. We define non-GAAP Funeral Home margin as Funeral Home revenues less associated expenses, including certain revenues and expenses which are deferred under GAAP, as well as excluding certain GAAP revenues and expenses. We define non-GAAP Trust Investment Income as investment income from trusts, including certain income which is deferred under GAAP, as well as excluding certain GAAP income. A reconciliation of non-GAAP financial measures with the most directly comparable financial measures presented in accordance with GAAP is provided in the Financial and Operating Highlights table of this release. Please see footnotes 1 and 3 to such table. Non-GAAP financial measures used by the Partnership should not be considered as alternatives to GAAP financial measures, and you should not consider such non-GAAP financial measures in isolation or as a substitute for the Partnership’s results as reported under GAAP.
(2)	Amounts as of period end. Backlog is defined as deferred revenues and investment income less deferred selling and obtaining costs. It does not include deferred unrealized gains and losses and other-than-temporary impairment on merchandise trust assets.

Corporate Expenses, Liquidity and Capital Structure

•	Corporate overhead expenses for the second quarter 2016 were $9.7 million compared with $10.4 million for the prior year second quarter. Corporate overhead expenses, excluding acquisition and related costs and non-cash stock compensation, for the second quarter 2016 were $7.8 million, a decrease of $2.0 million, or 20% from the $9.8 million for the prior year second quarter due to lower labor costs and professional fees due to cost reduction initiatives.

•	Interest expense was $5.7 million for the second quarter 2016 compared with $5.8 million for the prior year second quarter. Cash interest expense, which excludes non-cash amortization of deferred finance costs and accretion of discounts, was $4.9 million for the second quarter 2016 compared with $5.0 million in the prior year second quarter.

•	As of June 30, 2016, the Partnership had $283.2 million of total debt, including $112.5 million outstanding under its revolving credit facility. The Partnership had approximately $61.0 million available on its $180.0 million revolving credit facility existing at June 30, 2016, and $9.4 million of cash and cash equivalents as of the same date. On August 4, 2016, the Partnership entered into a new, $210 million revolving credit facility, replacing its previously existing facility.

•	During the three months ended June 30, 2016, the Partnership issued 176,208 common units under the ATM Equity Program for net proceeds of $4.2 million.

Working Capital Requirements

•	In addition to cash paid for acquisitions, the Partnership’s principal working capital need is to fund contributions to its Merchandise trust and expansion capital expenditures. These amounts are funded temporarily through borrowings under the Partnership’s revolving credit facility until they can be financed long-term through issuance of additional limited partner units or senior unsecured notes. In particular, contributions to the Partnership’s Merchandise trust result from individual state requirements that cause it to contribute approximately 70% of the merchandise and service portion of its pre-need sales into the trust, which must remain in the trust until the time of delivery of the merchandise or service. The table below reflects the amount of net cash received from the issuance of limited partner units compared to the net cash paid for acquisitions and net contributions to the Partnership’s Merchandise trust for the six months ended June 30, 2016 and the three years ended December 31, 2015 (in thousands):

	Six Months Ended	Years Ended December 31,
	June 30, 2016	2015	2014	2013
Net cash received from issuance of limited partner units	$74,537	$75,156	$173,497	$38,377

Net cash paid for acquisitions and management agreements	$1,500	$18,800	$109,381	$14,100
Net contributions to Merchandise trust	10,517	52,332	28,828	36,919
Expansion capital expenditures	3,211	7,402	6,176	5,766

Total	$15,228	$78,534	$144,385	$56,785

•	The Partnership’s cash flows are unfavorably impacted by negative working capital movements associated with the net contributions to its Merchandise trusts and the growth in accounts receivable. So while cash flow may appear diminished, it is because the Partnership’s balance sheet continues to grow in strength. The Partnership has significant net assets, including its Merchandise Trust and Accounts Receivable, less the associated Merchandise Liabilities, which is net cash to its account when the merchandise or services are delivered to the customer. The table below presents this data as of June 30, 2016 (in thousands):

June 30, 2016
Accounts receivable, current and long term, net	$169,352
Merchandise trusts, restricted, at fair value	494,596

Total Accounts receivable and merchandise trust	663,948
Less: Merchandise liability	(169,974)

Total	$493,974

*    *    *

Investor Conference Call and Webcast

The Partnership will conduct a conference call to discuss second quarter 2016 financial results today, Friday, August 5, 2016 at 11:00 a.m. ET. The conference call can be accessed by calling (800) 683-0779. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 p.m. ET on August 19, 2016. The reservation number for the audio replay is 21815496. A live webcast of the conference call will also be available to investors who may access the call through the investors section of www.stonemor.com. An audio replay of the conference call will also be archived on the Partnership’s website at www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 307 cemeteries and 107 funeral homes in 28 states and Puerto Rico.

StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of StoneMor’s operating activities, the plans and objectives of StoneMor’s management, assumptions regarding StoneMor’s future performance and plans, and any financial guidance provided or guidance related to StoneMor’s future distributions, as well as certain information in StoneMor’s other filings with the SEC and elsewhere, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend (including, but not limited to StoneMor’s intent to maintain or increase its distributions),” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements.

These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated or implied. StoneMor’s major risk is related to uncertainties associated with the cash flow from pre-need and at-need sales, trusts and financings, which may impact StoneMor’s ability to meet its financial projections, its ability to service its debt and pay distributions, and its ability to increase its distributions.

StoneMor’s additional risks and uncertainties include, but are not limited to, the following: uncertainties associated with future revenue and revenue growth; uncertainties associated with the integration or anticipated benefits of recent acquisitions or any future acquisitions; StoneMor’s ability to complete and fund additional acquisitions; the effect of economic downturns; the impact of StoneMor’s significant leverage on its operating plans; the decline in the fair value of certain equity and debt securities held in StoneMor’s trusts; StoneMor’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; StoneMor’s ability to successfully implement a strategic plan relating to achieving operating improvements, strong cash flows and further deleveraging; StoneMor’s ability to successfully compete in the cemetery and funeral home industry; litigation or legal proceedings that could expose StoneMor to significant liabilities and damage StoneMor’s reputation; the effects of cyber security attacks due to StoneMor’s significant reliance on information technology; uncertainties relating to the financial condition of third-party insurance companies that fund StoneMor’s pre-need funeral contracts; and various other uncertainties associated with the death care industry and StoneMor’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2016 and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

STONEMOR PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$9,436	$15,153
Accounts receivable, net of allowance	74,231	68,415
Prepaid expenses.	7,037	5,367
Other current assets	19,126	18,863

Total current assets	109,830	107,798

Long-term accounts receivable, net of allowance	95,121	95,167
Cemetery property	341,825	342,639
Property and equipment, net of accumulated depreciation	103,083	104,330
Merchandise trusts, restricted, at fair value	494,596	464,676
Perpetual care trusts, restricted, at fair value	321,700	307,804
Deferred selling and obtaining costs	118,410	111,542
Deferred tax assets	40	40
Goodwill	70,572	69,851
Intangible assets	66,098	67,209
Other assets	17,243	15,069

Total assets	$1,738,518	$1,686,125

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$35,546	$31,875
Accrued interest	1,473	1,503
Current portion of long-term debt	5,373	2,440

Total current liabilities	42,392	35,818

Long-term debt, net of deferred financing costs	277,854	316,399
Deferred revenues, net	695,092	637,536
Deferred tax liabilities	17,914	17,833
Merchandise liability	169,974	173,097
Perpetual care trust corpus	321,700	307,804
Other long-term liabilities	16,168	13,960

Total liabilities	1,541,094	1,502,447

Partners’ capital
General partner’s interest	(13,054)	(10,038)
Common limited partners’ interests	210,478	193,716

Total partners’ capital	197,424	183,678

Total liabilities and partners’ capital	$1,738,518	$1,686,125

See accompanying notes to the Unaudited Condensed Consolidated Financial Statements in the Quarterly Report to be filed on Form 10-Q for the quarter ended June 30, 2016.

STONEMOR PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Cemetery:
Merchandise	$36,105	$36,042	$67,080	$62,979
Services	12,984	14,591	25,816	28,501
Investment and other	11,721	16,698	26,173	28,008
Funeral home:
Merchandise	6,569	6,250	14,025	13,325
Services	8,170	7,244	17,037	15,429

Total revenues	75,549	80,825	150,131	148,242

Costs and expenses:
Cost of goods sold (exclusive of depreciation)	9,737	9,807	18,294	16,890
Cemetery expense	17,485	19,279	33,341	35,544
Selling expense	16,391	15,769	30,967	29,679
General and administrative expense	8,993	9,192	18,197	18,521
Corporate overhead	9,737	10,429	20,048	19,512
Depreciation and amortization	3,155	2,944	6,220	5,896
Funeral home expense:
Merchandise	1,835	2,066	3,984	4,442
Services	6,151	5,703	12,602	11,296
Other	4,746	4,380	9,886	8,561

Total costs and expenses	78,230	79,569	153,539	150,341

Operating income (loss)	(2,681)	1,256	(3,408)	(2,099)

Other gains (losses), net	(191)	—	(1,073)	—
Interest expense	(5,707)	(5,770)	(11,497)	(11,233)

Loss before income taxes	(8,579)	(4,514)	(15,978)	(13,332)

Income tax expense	(500)	(334)	(760)	(399)

Net loss	$(9,079)	$(4,848)	$(16,738)	$(13,731)

Allocation of net loss attributable to limited partners and the general partner:
General partner’s interest	$(103)	$(65)	$(196)	$(185)
Limited partners’ interest	(8,976)	(4,783)	(16,542)	(13,546)

Net loss attributable to common limited partners per unit (basic and diluted)	$(0.26)	$(0.16)	$(0.49)	$(0.46)

Weighted average limited partner units outstanding:
Basic and diluted	34,837	29,286	33,688	29,258

See accompanying notes to the Unaudited Condensed Consolidated Financial Statements in the Quarterly Report to be filed on Form 10-Q for the quarter ended June 30, 2016.

STONEMOR PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Six months Ended June 30,
	2016	2015
Cash Flows From Operating Activities:
Net loss	$(16,738)	$(13,731)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cost of lots sold	4,443	4,917
Depreciation and amortization	6,220	5,896
Non-cash compensation expense	820	547
Non-cash interest expense	1,534	1,467
Other gains (losses), net	1,073	—
Changes in assets and liabilities:
Accounts receivable, net of allowance	(5,867)	(9,469)
Merchandise trust fund	(10,517)	(23,478)
Other assets	(4,295)	(9,162)
Deferred selling and obtaining costs	(6,868)	(7,483)
Deferred revenue	37,755	45,307
Deferred taxes (net)	81	(44)
Payables and other liabilities	818	9,208

Net cash provided by operating activities	8,459	3,975

Cash Flows From Investing Activities:
Cash paid for capital expenditures	(7,504)	(7,250)
Cash paid for acquisitions	(1,500)	—
Proceeds from asset sales	1,848	—

Net cash used in investing activities	(7,156)	(7,250)

Cash Flows From Financing Activities:
Cash distributions	(44,703)	(36,297)
Proceeds from borrowings	38,744	56,823
Repayments of debt	(75,247)	(14,215)
Proceeds from issuance of common units	74,537	—
Cost of financing activities	(351)	(34)

Net cash provided by (used in) financing activities	(7,020)	6,277

Net increase (decrease) in cash and cash equivalents	(5,717)	3,002
Cash and cash equivalents - Beginning of period	15,153	10,401

Cash and cash equivalents - End of period	$9,436	$13,403

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$9,994	$9,551
Cash paid during the period for income taxes	$2,325	$3,516

Non-cash investing and financing activities:
Acquisition of assets by financing	$137	$242

See accompanying notes to the Unaudited Condensed Consolidated Financial Statements in the Quarterly Report to be filed on Form 10-Q for the quarter ended June 30, 2016.

STONEMOR PARTNERS L.P.

FINANCIAL AND OPERATING DATA

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Financial Data:
Net loss (in thousands)	$(9,079)	$(4,848)	$(16,738)	$(13,731)
Net loss per limited partners per unit – basic and diluted	$(0.26)	$(0.16)	$(0.49)	$(0.46)
Adjusted EBITDA(1) (in thousands)	$22,957	$26,627	$44,848	$48,297
Distributable Available Cash(1) (in thousands)	$30,288	$26,013	$45,826	$45,509
Cash distributions paid per unit(2)	$0.66	$0.65	$1.32	$1.29

Operating Data:
Interments Performed	13,401	14,024	27,034	28,636
Interment rights sold (3):
Lots	8,635	8,844	15,241	15,894
Mausoleum crypts (including pre-construction)	582	715	1,052	1,333
Niches	403	475	755	844

Net interment rights sold(3)	9,620	10,034	17,048	18,071

Number of cemetery contracts written	28,365	30,227	54,396	57,626
Aggregate contract revenue amount(1) (in thousands, excluding interest)	$68,107	$71,447	$127,656	$133,316
Average revenue amount per contract (excluding interest)	$2,401	$2,364	$2,347	$2,313
Pre-need cemetery contracts written	12,784	13,965	24,160	26,048
Aggregate pre-need contract revenue amount(1) (in thousands, excluding interest)	$42,202	$44,012	$76,018	$79,905
Average revenue amount per pre-need contract (excluding interest)	$3,301	$3,152	$3,146	$3,068
At-need cemetery contracts written	15,581	16,262	30,236	31,578
Aggregate at-need contract revenue amount(1) (in thousands excluding interest)	$25,905	$27,435	$51,638	$53,411
Average revenue amount per at-need contract (excluding interest)	$1,663	$1,687	$1,708	$1,691
Funeral home calls	4,219	3,778	8,763	7,978

(1)	These non-GAAP financial measures are used internally by the Partnership to measure Partnership operating performance, and management believes that they are relevant and helpful to investors in understanding that performance. A reconciliation of GAAP net loss to Adjusted EBITDA, Distributable Cash Flow and Distributable Available Cash is provided in the financial tables of this release. Please see footnotes 1 and 3 to the Financial and Operating Highlights table of this release.
(2)	Represents the cash distributions declared for the respective period and paid by the Partnership within 45 days after the end of each quarter, based upon the distributable cash flow generated during the respective period.
(3)	Net of cancellations. Sales of double-depth burial lots are counted as two sales.

STONEMOR PARTNERS L.P.

FINANCIAL AND OPERATING HIGHLIGHTS

(unaudited; in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of net loss to non-GAAP financial measures(1):	2016	2015	2016	2015
Net loss	$(9,079)	$(4,848)	$(16,738)	$(13,731)
Acquisition and related costs	1,516	336	3,252	685
Depreciation and amortization	3,155	2,944	6,220	5,896
Non-cash amortization of cemetery property	2,437	2,869	4,443	4,917
Non-cash interest expense	777	733	1,534	1,467
Non-cash stock compensation expense	413	275	820	547
Maintenance capital expenditures(2)	(1,289)	(2,065)	(4,293)	(3,379)
Non-cash income tax expense	564	425	842	355
Other gains (losses), net	1,474	—	2,356	—
Net operating profit deferral from non-delivered merchandise and services(3)	16,834	18,947	32,237	38,351

Distributable Cash Flow (1)	$16,802	$19,616	$30,673	$35,108

Non-GAAP Supplemental Adjusted EBITDA, Distributable Cash Flow and Distributable Available Cash Summary(1,3):
Revenues
Pre-need cemetery revenues	$42,202	$44,012	$76,018	$79,905
At-need cemetery revenues	25,905	27,435	51,638	53,411
Other cemetery revenues(4)	2,518	1,983	5,874	3,044

Total cemetery revenues	70,625	73,430	133,530	136,360

Funeral home revenues	17,557	15,734	36,851	33,149
Investment income from trusts	9,246	15,641	19,861	27,626
Interest income	2,252	2,184	4,481	4,384

Total revenues	99,680	106,989	194,723	201,519

Costs and expenses
Cost of goods sold(5)	9,415	9,660	17,286	17,349
Cemetery expense	17,485	19,279	33,341	35,544
Selling expense	19,542	19,738	37,187	38,242
General and administrative expense	8,993	9,192	18,197	18,521

Total cemetery expenses	55,435	57,869	106,011	109,656
Funeral home expense	13,480	12,675	27,889	25,286
Cash corporate overhead(6)	7,808	9,818	15,975	18,280

Total costs and expenses	76,723	80,362	149,875	153,222

Adjusted EBITDA(1)	22,957	26,627	44,848	48,297
Cash interest expense(7)	(4,930)	(5,037)	(9,963)	(9,766)
Cash income taxes	64	91	81	(44)
Maintenance capital expenditures(2)	(1,289)	(2,065)	(4,293)	(3,379)

Distributable Cash Flow(1)	16,802	19,616	30,673	35,108
Cash on hand – beginning of period	13,486	6,397	15,153	10,401

Distributable Available Cash(1)	$30,288	$26,013	$45,826	$45,509

Cash distributions paid(8)	$23,316	$18,349	$44,703	$36,297
per limited partner unit	$0.66	$0.65	$1.32	$1.29
Excess of Distributable Available Cash after cash distributions paid(9)	$6,972	$7,664	$1,123	$9,212

(1)	Although not prescribed under generally accepted accounting principles (“GAAP”), the Partnership’s management believes the presentation of its non-GAAP financial measures, including Adjusted EBITDA, Distributable Cash Flow (“DCF”) and Distributable Available Cash, is relevant and useful because management uses these non-GAAP measures in managing the Partnership’s business and measuring the operating performance of the Partnership. In addition, management believes it allows for easier comparison of its results with other master limited partnerships (“MLP”), and is a critical component in the determination of quarterly cash distributions. As a MLP, the Partnership is required to distribute 100% of available cash, subject to cash reserves established by its general partner and as defined in its limited partnership agreement (excluding cash held in merchandise and perpetual care trusts, “Available Cash”), to investors on a quarterly basis, in compliance with applicable Delaware law. The Partnership refers to Available Cash prior to the establishment of cash reserves as Distributable Available Cash. Adjusted EBITDA, DCF and Distributable Available Cash should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. While the Partnership’s management believes that its presentation format of Adjusted EBITDA, DCF and Distributable Available Cash is generally consistent with the common practice of other MLPs, such metrics may not be consistent and, as such, may not be comparable to measures reported by other MLPs, who may use other adjustments related to their specific businesses. Non-GAAP financial measures, including Adjusted EBITDA, DCF and Distributable Available Cash, are supplemental financial measures used by the Partnership’s management and by external users of the Partnership’s financial statements such as investors, lenders under the Partnership’s credit facility, research analysts, rating agencies and others to assess its:

•	Operating performance as compared to other publicly traded partnerships, without regard to financing methods, historical cost basis or capital structure;

•	Ability to generate sufficient cash flows to support its distributions to unitholders;

•	Ability to incur and service debt and fund acquisitions and growth opportunities; and

•	Ability to comply with financial covenants in its Credit Facility, which is calculated based upon Adjusted EBITDA with certain adjustments.

Non-GAAP financial measures used by the Partnership include (i) certain revenues and related expenses that are deferred in accordance with GAAP because certain delivery and performance requirements have not yet been met during the period the contracts were written, and (ii) exclude certain revenues and related expenses that are recognized in accordance with GAAP due to their inclusion in non-GAAP measures during earlier periods when the contracts were written. A portion of the cash received with regard to revenues that are deferred under GAAP is held in trust until the Partnership meets certain delivery and performance requirements. See footnote 3 below.

DCF is determined by calculating EBITDA, which is defined as net income (loss) plus interest expense, income tax, and depreciation and amortization, then adjusting it for non-cash, non-recurring and other items to achieve Adjusted EBITDA, and then deducting cash interest expense, net cash income tax, maintenance capital expenditures and other items. Distributable Available Cash is then determined by adding cash on hand at the beginning of the period. The Partnership defines Adjusted EBITDA as net income (loss) plus the following adjustments:

•	Interest expense;

•	Income tax expense;

•	Depreciation and amortization.

•	Asset impairments;

•	Acquisition and related costs;

•	Non-cash stock compensation;

•	(Gains) losses on asset disposal; and

•	Other items.

A supplemental reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is provided below:

	Three Months Ended June 30, 2016				Three Months Ended June 30, 2015
	(unaudited; in thousands)
	GAAP Results	Net Deferral Adjustments	Other Adjustments	Non-GAAP Results	GAAP Results	Net Deferral Adjustments	Other Adjustments	Non-GAAP Results
Revenues
Pre-need cemetery revenues	$27,425	$14,777	$—	$42,202	$27,825	$16,187	$—	$44,012
At-need cemetery revenues	24,874	1,031	—	25,905	26,235	1,200	—	27,435
Other cemetery revenues(4)	1,487	(252)	1,283	2,518	2,008	(25)	—	1,983

Total cemetery revenues	53,786	15,556	1,283	70,625	56,068	17,362	—	73,430
Funeral home revenues	14,739	2,818	—	17,557	13,494	2,240	—	15,734
Investment income from trusts	4,772	4,474	—	9,246	9,079	6,562	—	15,641
Interest income	2,252	—	—	2,252	2,184	—	—	2,184

Total revenues	75,549	22,848	1,283	99,680	80,825	26,164	—	106,989

Costs and expenses
Cost of goods sold(5)	9,737	2,115	(2,437)	9,415	9,807	2,722	(2,869)	9,660
Cemetery expense	17,485	—	—	17,485	19,279	—	—	19,279
Selling expense	16,391	3,151	—	19,542	15,769	3,969	—	19,738
General and administrative expense	8,993	—	—	8,993	9,192	—	—	9,192

Total cemetery expenses	52,606	5,266	(2,437)	55,435	54,047	6,691	(2,869)	57,869
Funeral home expenses	12,732	748	—	13,480	12,149	526	—	12,675
Corporate overhead(6)	9,737	—	(1,929)	7,808	10,429	—	(611)	9,818
Depreciation and amortization	3,155	—	(3,155)	—	2,944	—	(2,944)	—

Total costs and expenses	78,230	6,014	(7,521)	76,723	79,569	7,217	(6,424)	80,362

GAAP Operating profit (loss) & Adjusted EBITDA	$(2,681)	$16,834	$8,804	$22,957	$1,256	$18,947	$6,424	$26,627

Total cemetery revenues	$53,786	$15,556	$1,283	$70,625	$56,068	$17,362	$—	$73,430
Total cemetery expenses	52,606	5,266	(2,437)	55,435	54,047	6,691	(2,869)	57,869

Cemetery margin	$1,180	$10,290	$3,720	$15,190	$2,021	$10,671	$2,869	$15,561

Funeral home revenues	$14,739	$2,818	$—	$17,557	$13,494	$2,240	$—	$15,734
Funeral home expenses	12,732	748	—	13,480	12,149	526	—	12,675

Funeral home margin	$2,007	$2,070	$—	$4,077	$1,345	$1,714	$—	$3,059

Same store cemetery margin	$1,022	$9,897	$3,709	$14,628	$2,021	$10,671	$2,869	$15,561
Same store funeral home margin	$1,808	$1,678	$—	$3,486	$1,457	$1,714	$—	$3,171

	Six Months Ended June 30, 2016				Six Months Ended June 30, 2015
	(unaudited; in thousands)
	GAAP Results	Net Deferral Adjustments	Other Adjustments	Non-GAAP Results	GAAP Results	Net Deferral Adjustments	Other Adjustments	Non-GAAP Results
Revenues
Pre-need cemetery revenues	$50,395	$25,623	$—	$76,018	$48,487	$31,418	$—	$79,905
At-need cemetery revenues	48,760	2,878	—	51,638	49,553	3,858	—	53,411
Other cemetery revenues(4)	5,073	(482)	1,283	5,874	3,449	(405)	—	3,044

Total cemetery revenues	104,228	28,019	1,283	133,530	101,489	34,871	—	136,360
Funeral home revenues	31,062	5,789	—	36,851	28,754	4,395	—	33,149
Investment income from trusts	10,360	9,501	—	19,861	13,615	14,011	—	27,626
Interest income	4,481	—	—	4,481	4,384	—	—	4,384

Total revenues	150,131	43,309	1,283	194,723	148,242	53,277	—	201,519

Costs and expenses
Cost of goods sold(5)	18,294	3,435	(4,443)	17,286	16,890	5,376	(4,917)	17,349
Cemetery expense	33,341	—	—	33,341	35,544	—	—	35,544
Selling expense	30,967	6,220	—	37,187	29,679	8,563	—	38,242
General and administrative expense	18,197	—	—	18,197	18,521	—	—	18,521

Total cemetery expenses	100,799	9,655	(4,443)	106,011	100,634	13,939	(4,917)	109,656
Funeral home expenses	26,472	1,417	—	27,889	24,299	987	—	25,286
Corporate overhead(6)	20,048	—	(4,073)	15,975	19,512	—	(1,232)	18,280
Depreciation and amortization	6,220	—	(6,220)	—	5,896	—	(5,896)	—

Total costs and expenses	153,539	11,072	(14,736)	149,875	150,341	14,926	(12,045)	153,222

GAAP Operating profit (loss) & Adjusted EBITDA	$(3,408)	$32,237	$16,019	$44,848	$(2,099)	$38,351	$12,045	$48,297

Total cemetery revenues	$104,228	$28,019	$1,283	$133,530	$101,489	$34,871	$—	$136,360
Total cemetery expenses	100,799	9,655	(4,443)	106,011	100,634	13,939	(4,917)	109,656

Cemetery margin	$3,429	$18,364	$5,726	$27,519	$855	$20,932	$4,917	$26,704

Funeral home revenues	$31,062	$5,789	$—	$36,851	$28,754	$4,395	$—	$33,149
Funeral home expenses	26,472	1,417	—	27,889	24,299	987	—	25,286

Funeral home margin	$4,590	$4,372	$—	$8,962	$4,455	$3,408	$—	$7,863

Same store cemetery margin	$3,303	$17,516	$5,700	$26,519	$855	$20,932	$4,917	$26,704
Same store funeral home margin	$4,235	$3,522	$—	$7,757	$4,642	$3,408	$—	$8,050

(2)	Maintenance capital expenditures include those capitalized costs that the Partnership incurs to maintain its properties and equipment as well as corporate expenditures.
(3)	Consists of adjustments to (i) include certain revenues and related expenses deferred in accordance with GAAP because certain delivery and performance requirements have not yet been met during the period the contracts were written, and (ii) exclude certain revenues and related expenses that are recognized in accordance with GAAP due to their inclusion in non-GAAP financial measures during earlier periods when the contracts were written. The Partnership’s management has provided this data to present its results in a manner consistent with its internal managerial accounting practices. Under these practices, revenues are recognized at their contract value at the point in time at which the contract is written, less a historic cancellation reserve, while all related costs are expensed in the period the contract is recognized as revenue. In contrast, GAAP requires the Partnership defer all revenues and the direct costs associated with these revenues, until it meets certain delivery and performance requirements. Under GAAP, the Partnership recognizes pre-need cemetery sales for sales of burial lots and mausoleum crypts when the product is constructed and at least 10% of the sales price is collected, while other products are recognized when the criteria for delivery under GAAP are met, which include purchase of the product, delivery and installation, and transfer of title, among other items. The nature of the Partnership’s business is such that there is no meaningful relationship between the time that elapses from the date a contract is executed and the date the underlying merchandise is delivered or the service, delivery and performance requirements are met. Further, certain factors affecting this time period, such as weather and supplier issues, are out of its control. As a result, during a period of growth, operating profits as defined by GAAP will tend to lag behind operating profits on this alternative view because of the deferral of revenues required under GAAP. The Partnership’s management believes that the data presented herein is relevant and useful to its investors so as to better understand its operating performance and allow for easier comparison to other MLPs. Refer to footnote 1 for more information.
(4)	Includes a gain on sale of real property during the current period of $1.3 million.
(5)	The non-GAAP financial measure excludes non-cash amortization of cemetery property.
(6)	The non-GAAP financial measure excludes non-cash stock compensation expense and acquisition and related costs.
(7)	Excludes non-cash amortization of deferred finance costs and other non-cash items.
(8)	Represents cash distributions declared for the respective period and paid by the Partnership within 45 days after the end of each quarter, based upon the DCF and Distributable Available Cash generated during the respective period.
(9)	The Partnership seeks to at least maintain its current cash distribution in future quarterly periods, and expects to only increase such cash distributions when future DCF and Distributable Available Cash amounts allow for it and are expected to be sustained. The Partnership’s determination of quarterly cash distributions and its resulting determination of the amount of excess (shortfall) those cash distributions generate in comparison to DCF and Distributable Available Cash are based upon its assessment of numerous factors, including but not limited to the variability of cash flow from the Partnership’s pre-need and at-need sales and its trust investments performance, interest rate movements, and financial leverage. The Partnership also considers its historical trailing four quarters of excess or shortfalls and future forecasted excess or shortfalls that its cash distributions generate in comparison to DCF and Distributable Available Cash due to the variability of its DCF and Distributable Available Cash generated each quarter, which could have more or less excess (shortfalls) generated quarter to quarter.